Exhibit 10.2

AMENDED AND RESTATED NOTE

Maximum Amount: $1,132,162.00	Note Effective Date: April 1, 2009
Johnston, Iowa

Final Due Date:	The earlier occurring of June 1, 2009 or the date on which all outstanding principal, interest, fees, late charges and all other amounts owing are paid in full

FOR VALUE RECEIVED, FCStone Financial, Inc., an Iowa corporation, (the “Borrower”), promises to pay to the order of Deere Credit, Inc., a Delaware corporation (“Deere”), at Deere’s office or at such place as Deere may designate in writing, the principal sum of One Million One Hundred Thirty-Two Thousand One Hundred Sixty-Two and 00/100 DOLLARS ($1,132,162.00), together with interest as provided in this Amended and Restated Note (“Note”), all in lawful money of the United States of America. The Maximum Amount of $1,132,162.00 represents existing indebtedness outstanding and payable from Borrower to Deere as of the date of this Note, and Deere’s financing of such outstanding amount is hereby being extended until the Final Due Date at Borrower’s request.

This Note replaces and supersedes, but does not constitute payment of the Revolving Statused Operating Note between the parties dated February 23, 2006 in the original amount of $96,000,000.00 along with all additions, revisions, extensions, amendments and modifications thereto.

No Advances. Borrower hereby acknowledges and agrees that no additional amounts are available for borrowing under this Note and that any amounts repaid are not available for readvance.

Interest. The unpaid principal balance shall bear interest at a rate (the “Effective Interest Rate”) computed upon the basis of a year of 360 days for the actual number of days elapsed, which is equal to 5.0 percent (500 basis points) in excess of the 30 DAY LIBOR rate (“LIBOR”). For the purposes of this Note, LIBOR shall mean the rate (rounded upward to the nearest thousand) indicated by Reuters Screen LIBOR01 page (or if Reuters shall cease displaying such rates, such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London Interbank Offered Rates for U.S. Dollar deposits) as having been quoted by the British Bankers Association at 11:00 a.m. London time on the first Banking Day of each month for the offering of U.S. dollar deposits in the London interbank market for a one month period. The LIBOR rate determined pursuant to the preceding sentence shall be used to determine the LIBOR rate for all amounts advanced or outstanding during such month. The LIBOR rate shall be fixed on the first Banking Day within such month based on the one month LIBOR rate for that day but may vary from month to month. “Banking Day” shall mean the first day of each month on which Deere is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England. In the event that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for Deere to create or continue to maintain any interest rate calculated in whole or part on LIBOR, or for any other reason the LIBOR rate is no longer available for use, Deere reserves the right to substitute such other similar index rate as deemed reasonable to Deere and agrees to provide notice of the same to Borrower thirty (30) days prior to the effective date of any use of such substitute rate.

Purpose. The purpose of this loan is to extend financing of existing indebtedness during liquidation of grain inventory secured by warehouse receipts.

Payments. Payments shall be paid to Deere as follows:

1. Borrower shall make quarterly payments of interest only for interest accrued during the quarterly periods ending on each March 31, June 30, September 30 and December 31 which may occur during the term of the Note. Borrower shall make payments to Deere for such interest amounts on or before the 20th day of the calendar month following the end of each stated quarterly interest period;

2. On the Final Due Date all remaining outstanding amounts shall be due and payable.

Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower’s assumption of these risks. This Note may be prepaid, in full or in part at any time without penalty all or any portion of the loan bearing interest at the variable rate. All partial prepayments shall be applied against the last accruing installment or amount due under this Note and no partial prepayments shall affect the obligation of Borrower to continue making all payments specified in this Note until the entire unpaid principal and all accrued interest shall have been paid in full.

Upon the occurrence of any event of default, as described in the Master Loan Agreement dated as of April 25, 2002, between Deere and Borrower, as the same may be modified from time to time (the “Master Loan Agreement”), Deere may exercise any of its remedies described in the Master Loan Agreement or the unpaid principal balance of this Note shall bear interest at a rate which is two percent (2%) greater than the Effective Interest Rate otherwise applicable. This Note shall be deemed to be a “Note” within the meaning of Section 1 of the Master Loan Agreement. If any payment under this Note is not paid within ten (10) days after the date due, then, at the option of Deere, a late charge of not more than five cents ($0.05) for each dollar of the installment past due may be charged by Deere.

Acceptance by Deere of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower’s failure to pay the entire amount due shall be and continue to be an event of default. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. The laws of the State of Iowa hereunder shall govern all rights and obligations.

No advances may be made pursuant to this Note until all conditions precedent in the Master Loan Agreement are fulfilled.

BORROWER

FCStone Financial, Inc.

By:	/s/ Michael J. Knobbe

Its:	President

Tax ID No. 42-1366800

Date Signed:	March 31, 2009